EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                         Year Ended August 31,
                                                                         ---------------------

                                                               2001     2000     1999     1998     1997
Earnings:
Net proceeds before income taxes from continuing operations   94,620   86,604   63,352   72,084   74,239
Fixed charges, excluding capitalized interest, see below       4,920    5,199    5,264    5,372    4,316
Amortization of capitalized interest                              94       94       94       92       55
                                                              ------   ------   ------   ------   ------

     Net Proceeds                                             99,634   91,897   68,710   77,548   78,610
                                                              ======   ======   ======   ======   ======


Fixed Charges:
Interest Expense                                               4,920    5,199    5,264    5,372    4,316
Interest factor included in rentals (1)                            0        0        0        0        0
                                                              ------   ------   ------   ------   ------

Fixed charges, excluding capitalized interest                  4,920    5,199    5,264    5,372    4,316
     Interest capitalized                                          0        0        0      199      954
                                                              ------   ------   ------   ------   ------
Fixed Charges                                                  4,920    5,199    5,264    5,571    5,270
                                                              ======   ======   ======   ======   ======

Ratio of net proceeds to fixed charges                         20.25    17.68    13.05    13.92    14.92
                                                              ======   ======   ======   ======   ======

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.